Exhibit 3.9


                             AMENDMENT NO. 2 TO THE
  AMENDED AND RESTATED BY-LAWS OF CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY


        This Amendment No. 2 (the "Amendment") to the Amended and Restated By-Laws, as amended (the "By-Laws"), of Charter Municipal Mortgage Acceptance Company, a Delaware statutory trust (the "Trust"), is adopted as of the 21st day of August, 2003.

        WHEREAS, pursuant to resolutions adopted on August 21, 2003, the Board of Trustees of the Trust resolved to amend the By-Laws, to confirm that telephonic proxy submissions are permitted and to confirm the vote required to elect a Managing Trustee;

        WHEREAS, capitalized terms used herein and not otherwise defined are used as defined in the Amended and Restated Trust Agreement of the Trust, as amended from time to time;

        NOW THEREFORE, the By-Laws shall be amended as set forth herein:

        1. The first sentence of Article II, Section 8 of the By-Laws is hereby amended and restated in its entirety to read as follows:

                      "VOTING. A plurality of all the votes entitled to be cast, and actually cast, at a meeting of Shareholders duly called and at which a quorum is present shall be sufficient to elect a Managing Trustee."

        2. The first sentence of Article II, Section 9 of the By-Laws is hereby amended and restated in its entirety to read as follows:

                      "PROXIES. A Shareholder may cast the votes entitled to be cast by the Shares owned of record by him either in person or by proxy executed in writing or transmitted by telephone (whether orally or otherwise), telegram, cablegram or means of electronic transmission by the Shareholder or his duly authorized attorney in fact."


        3. Except to the extent expressly amended hereby, the By-Laws shall remain in full force and effect.